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                                                                     EXHIBIT 1.1


                            DEALER MANAGER AGREEMENT

                                                          July 23, 2003


Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, New York 10020-2302

Dear Sirs:

         1. The Offer. World Airways, Inc., a Delaware corporation ("World Airways" or the "Company"), proposes to make an exchange offer (hereinafter referred to, together with any amendments, supplements or extensions thereof, as the "Offer") to exchange up to $40.5 million aggregate principal amount of its 8% Convertible Senior Subordinated Debentures Due 2009 (the "Exchange Debentures") for $40.5 million aggregate principal amount of the Company's issued and outstanding 8% Convertible Senior Subordinated Debentures Due 2004 (the "Existing Debentures"), on the terms and subject to the conditions set forth in the Offer Materials described in Section 4, copies of which have been delivered to you.

         2. Appointment as Dealer Manager. The Company hereby appoints you, exclusively, and you hereby accept that appointment, as the Dealer Manager (the "Dealer Manager") in connection with the Offer, and authorizes you to act as such in connection with the Offer. As Dealer Manager, you agree, in accordance with your customary practice and consistent with general industry standards, to solicit tenders of Existing Debentures pursuant to the Offer, communicating generally regarding the Offer with brokers, dealers, commercial banks and trust companies and similar holders of the Existing Debentures. In such capacity, you shall act as an independent contractor, and each of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to the Company.

         The Company further authorizes you to communicate with Wachovia Bank, N.A., in its capacity as exchange agent (the "Exchange Agent"), with respect to matters relating to the Offer. The Company has instructed the Exchange Agent to advise you at least daily as to the face amount of the Existing Debentures which have been tendered pursuant to the Offer and as to such other matters in connection with the Offer as you may request.

         Notwithstanding the foregoing, nothing set forth in this Agreement shall require you to continue to perform your obligations hereunder (i) for the period of time during which any restraining, injunctive or other similar order shall remain in effect with respect to the Offer or with respect to any of the transactions in connection with, or contemplated by, the Offer or this Agreement if, after consultation with the Company, in your good faith judgment, you believe it is inadvisable for you to render your services as Dealer Manager hereunder, or (ii) if your continuing so to act would, after consultation with the Company, in your good faith judgment, violate any statute, regulation or other law of the United States or any state or other jurisdiction thereof applicable to the Offer.


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         3. No Liability for Acts of Dealers, Banks and Trust Companies. You
shall have no liability to the Company or any other person for any losses, claims, damages, liabilities and expenses, including but not limited to attorneys' fees and expenses (each a "Loss" and collectively, the "Losses"), arising from any act or omission on the part of any broker or dealer in securities (a "Dealer"), bank or trust company, or any other person, and neither you nor any of your affiliates shall be liable for any Losses arising from your own acts or omissions in performing your obligations as Dealer Manager hereunder or otherwise in connection with the Offer, except for any such Losses which are finally judicially determined to have resulted primarily and directly from your bad faith or gross negligence. In soliciting or obtaining tenders, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company or any of its affiliates, and you, as Dealer Manager, are not to be deemed the agent of any Dealer, bank or trust company or the agent or fiduciary of the Company or any of its affiliates, equity holders, creditors or of any other person. You shall not be and shall not be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with the Company or any of its affiliates in connection with the Offer, any exchange of the Existing Debentures, or otherwise, and neither the Company nor any of its affiliates shall be deemed to act as your agent. The Company shall have sole authority for the acceptance or rejection of any and all tenders.

         4. The Offer Materials. The Company agrees to furnish you, at its expense, with as many copies as you may request of the transmittal letter to be used in connection with the Offer (the "Transmittal Letter") and any of the other Offer Materials (as hereinafter defined) as required. The definitive forms of the registration statement on Form S-4 (the "Registration Statement") in respect of the Exchange Debentures filed with the Securities and Exchange Commission (the "Commission") (as it may be amended from time to time before it becomes effective) and any post-effective amendment thereto and including all exhibits thereto and all documents incorporated by reference into the prospectus contained therein (the "Prospectus"), the Transmittal Letter, any schedule to be filed in connection with the Offer and any other documents or materials ancillary to any of the foregoing (including, without limitation, press releases, advertisements and other communications), all statements and other documents filed or to be filed with the Commission or any other federal, state, local or foreign governmental or regulatory authorities or any court (each an "Other Agency" and collectively, the "Other Agencies") and any amendments or supplements to any such statements and documents, are hereinafter collectively referred to as the "Offer Materials". You are authorized to use copies of the Offer Materials in connection with the Offer. The Offer Materials have been or will be prepared and approved by, and are the sole responsibility of, the Company, which is also responsible for the distribution of the Offer Materials to the holders of the Existing Debentures.

         You hereby agree, as Dealer Manager, that you will not disseminate any written material for tenders of the Existing Debentures pursuant to the Offer other than the Offer Materials, and you agree that you will not make any statements other than the statements that are set forth in the Offer Materials or as otherwise authorized by the Company.


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         The Company agrees that no Offer Materials will be used in connection with the Offer or filed with the Commission or any Other Agency with respect to the Offer without first obtaining your prior approval, which approval shall not be unreasonably withheld. The Company also agrees that no amendment will be made to any of the Offer Materials, and no filing with the Commission will be made for the purpose of making any such amendment, unless copies of the proposed amendments are furnished to you a reasonable time prior to the amendment or proposed filing date. In the event that the Company uses or permits the use of any Offer Materials in connection with the Offer, makes any amendment to the Offer Materials or makes any such filing with the Commission or any Other Agency without your prior approval, then you shall be entitled to withdraw as Dealer Manager in connection with the Offer without any liability or penalty to you or any Indemnified Person (as hereinafter defined), and you shall remain entitled to the indemnification provided in Section 11 hereof and to receive the payment of all fees and expenses payable under this Agreement which have accrued to the date of such withdrawal or would otherwise be due to you on such date. If you withdraw as Dealer Manager, the reimbursement for your expenses through the date of such withdrawal shall be paid to you promptly after such date.

         5. Compensation. The Company agrees to pay you pursuant to the letter agreement between you and the Company dated December 20, 2002 as compensation for your services as Dealer Manager in connection with the Offer.

         6. Expenses of Dealer Manager and Others. In addition to your compensation for your services hereunder pursuant to Section 5 hereof, the Company agrees to pay directly, or promptly reimburse you in the event you pay any such item on behalf of the Company, as the case may be, for (i) all expenses relating to the preparation, printing, filing, mailing and publishing of all Offer Materials, (ii) all fees and expenses of the Exchange Agent, (iii) all advertising charges in connection with the Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to Dealers (including you), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offer Materials to their customers and (v) all other fees and expenses in connection with the Offer or otherwise in connection with the performance of your services hereunder (including, without limitation, attorneys' fees and disbursements and any expenses incurred as a result of presenting testimony or evidence, or preparing to present testimony or evidence in connection with any court or government proceeding arising out of the Offer). All payments to be made by the Company pursuant to this Section 6 shall be made promptly against delivery to the Company of statements therefor. The Company shall be liable for the foregoing payments whether or not the Offer is commenced, withdrawn, terminated or canceled prior to the exchange of any Existing Debentures or whether the Company or any of its subsidiaries or affiliates acquires any Existing Debentures pursuant to the Offer or whether you withdraw pursuant to Section 4 hereof.

         7. Debenture Holder Lists. The Company will cause you to be provided with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the face amount of Existing Debentures held by, the holders of Existing


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Debentures as of a recent date and will cause you to be advised from day to day during the period of the Offer as to any transfers of record of Existing Debentures.

         8. Representations and Warranties of the Company. The Company represents and warrants to you that:

                  a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing, considering all such cases in the aggregate, would not have a material adverse effect on the business, properties, financial position or results of operations of the Company and all of its subsidiaries and affiliates taken as a whole, as the case may be.

                  b) The Company has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Offer, (ii) the exchange by the Company of the Existing Debentures pursuant to the Offer and (iii) the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery of this Agreement by you, is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that the enforceability hereof may be limited by
         (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and
         (y) general principles of equity.

                  c) The Company has duly filed, or will have duly filed at commencement of the Offer, the Registration Statement and any schedule or other document, in each case pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission under such acts (collectively, with such rules and regulations, the "Securities Act" and the "Exchange Act", respectively), copies of which (including the documents filed or to be filed therewith as exhibits thereto) in the form filed or to be filed, have been or will be promptly furnished to you. The aforementioned documents comply, and all forms of all such other Offer Materials to be filed with the Commission or published or distributed to holders of the Existing Debentures will comply, in all material respects, with the applicable provisions of the Securities Act and the Exchange Act, and none of such Offer Materials contains or at the closing of the Offer will contain any untrue statement of a material fact or at the closing of the Offer omits or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from, the schedule or any other Offer Materials in reliance upon and in conformity with information furnished or confirmed in writing by you to the Company expressly for use therein.


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                  d) The Company will file, as required, any and all necessary amendments or supplements to such Offer Materials filed with the Commission relating to the Offer and will promptly furnish to you true and complete copies of each such amendment and supplement upon the filing thereof.

                  e) The Offer, the exchange by the Company of the Existing Debentures pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, comply and will comply with all applicable requirements of federal, state, local and foreign law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and all applicable judgments, orders or decrees; and no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement by the Company, the making or consummation by the Company of the Offer or the consummation of the other transactions contemplated by this Agreement, except for (i) the filing of the Offer Materials and any proxy statement with respect to a special meeting of the shareholders to approve the exchange offer with the Commission and the Nasdaq Stock Market and the registration of the Exchange Debentures under the Securities Act, (ii) any state securities filings or notifications and
         (iii) where the failure to obtain or make such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification would not materially adversely affect the ability of the Company to execute, deliver and perform this Agreement or to commence and consummate the Offer in accordance with its terms. All such required consents, authorizations, approvals, orders, exemptions, registrations, qualifications and other actions of and filings with and notices to the Commission and the Other Agencies will have been obtained, taken or made, as the case may be, and all statutory or regulatory waiting periods will have elapsed, prior to the exchange of the Existing Debentures pursuant to the Offer.

                  f) The Offer, the exchange of the Existing Debentures for the Exchange Debentures by the Company pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws (or similar organizational documents) of the Company, (ii) conflict with or violate in any material respect any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company or any of its subsidiaries is or may be bound or (iii) result in a breach of any of the material terms or provisions of, or constitute a default (with or without due notice and/or lapse of time) under, any loan or credit agreement, indenture, mortgage, note or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is or may be bound.

                  g) No stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or, to the best of the Company's knowledge, threatened before the Commission or any Other

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         Agency with respect to the making or consummation of the Offer or the consummation of the other transactions contemplated by this Agreement or with respect to the ownership of the Existing Debentures by the Company or any of its subsidiaries or affiliates.

                  h) There is no material fact or information concerning the Company or any of its subsidiaries, or the operations, assets, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries, which is required to be made generally available to the public and which has not been, or is not being, or will not be, made generally available to the public through the Offer Materials or otherwise.

                  i) The Company and its subsidiaries, taken as a whole, have not sustained since the date of the latest audited financial statements included in, or incorporated by reference into, the Prospectus any material loss or interference with their business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any change in the capital stock or long-term debt of the Company and its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Prospectus.

                  j) The Exchange Debentures, when issued, will conform to the description under the caption "Description of Exchange Debentures," contained in, or incorporated by reference into, the Prospectus.

                  k) The Exchange Debentures have been duly authorized and, when issued and delivered in exchange for the Existing Debentures, will be duly authorized and validly issued.

                  l) The Company is not, nor will it be as a result of the exchange by the Company of the Existing Debentures that it may become obligated to exchange pursuant to the terms of the Offer, an "investment company" under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

                  m) KPMG LLP, whose report will be filed with the Commission as part of the Registration Statement, are independent public accountants as required by the Securities Act and the rules and regulations thereunder.

                  n) Each of the representations and warranties set forth in this Agreement will be true and correct on and as of the date on which the Offer is commenced and on and as of the date on which any Existing Debentures are exchanged pursuant to the Offer.


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                  o) The Company acknowledges that you are relying upon the
         truth and accuracy of the representations and warranties contained in this Section 8 in agreeing to act as the Dealer Manager in connection with the Offer, and that without these representations and warranties you would not agree to serve as the Dealer Manager.

         9. Opinions of Company's Counsel. The Company shall deliver to you an opinion addressed to you and dated the date hereof of Powell, Goldstein, Frazer & Murphy LLP, counsel to the Company, with respect to the matters set forth in Exhibit A.

         10. Notification of Certain Events. The Company shall advise you promptly of (i) the occurrence of any event which could cause the Company to withdraw, rescind or terminate the Offer or would permit it to exercise any right not to exchange the Existing Debentures tendered under the Offer, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iii) any proposal or requirement to make, amend or supplement any filing required by the Securities Act or the Exchange Act in connection with the Offer or to make any filing in connection with the Offer pursuant to any other applicable law, rule or regulation, (iv) the issuance by the Commission or any Other Agency of any comment, communication or order (including, without limitation, any stop order), or the taking of any other action concerning the Offer (and, if in writing, will furnish you with a copy thereof), (v) any material developments in connection with the Offer or the financing thereof, including, without limitation, the commencement of any lawsuit concerning the Offer and (vi) any other information relating to the Offer, the Offer Materials or this Agreement which you may from time to time reasonably request.

         11.      Indemnification.

                  a) The Company agrees to hold harmless and indemnify you (including any affiliated companies) and any officer, director, partner, shareholder, employee or agent (including, for the purposes of this Section 11, any broker-dealer acting on your behalf and at your request in connection with the Offer) of you or any of such affiliated companies and any entity or person controlling (within the meaning of Section 20(a) of the Exchange Act) you, including any affiliated companies (collectively, the "Indemnified Persons"), from and against any and all Losses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any of the Offer Materials or in any other material used by the Company, or authorized by the Company for use in connection with the Offer or the transactions contemplated thereby, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance on information furnished by you to the

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         Company expressly for use therein), (ii) arising out of or based upon any withdrawal by the Company of, or failure by the Company to make or consummate, the Offer or the transactions contemplated thereby or any other failure to comply with the terms and conditions specified in the Offer Materials, (iii) arising out of the breach or alleged breach by the Company of any representation, warranty or covenant set forth in this Agreement, (iv) arising out of, relating to or in connection with any other action taken or omitted to be taken by an Indemnified Person or (v) otherwise arising out of, relating to or in connection with the Offer, the other transactions described in the Offer Materials or your services as Dealer Manager hereunder. The Company shall not, however, be responsible for any Loss pursuant to clauses (iv) or (v) of the preceding sentence of this Section 11(a) which has been finally judicially determined to have resulted primarily and directly from the bad faith or gross negligence on the part of any Indemnified Person, other than any Loss arising out of or resulting from actions performed at the request of, with the consent of, or in conformity with actions taken or omitted to be taken by, the Company.

                  b) The Company and you agree that if any indemnification sought by any Indemnified Person pursuant to this Section 11 is unavailable for any reason or insufficient to hold you harmless, then the Company and you shall contribute to the Losses for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and actually received by you, on the other hand, in connection with the transactions contemplated by this Agreement or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and you, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by you to all Losses with respect to which contribution is available hereunder shall not exceed the fees actually received by you in connection with your engagement hereunder. It is hereby agreed that the relative benefits to the Company, on the one hand, and you, on the other hand, with respect to the Offer and the transactions contemplated thereby shall be deemed to be the same proportion as (i) the total value paid or proposed to be paid to holders of the Existing Debentures pursuant to the Offer (whether or not the Offer or such transactions are consummated) bears to (ii) the fees actually received by you from the Company in connection with your engagement hereunder.

                  c) The foregoing rights to indemnity and contribution shall be in addition to any other right which you and the other Indemnified Persons may have against the Company at common law or otherwise. If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against the Company pursuant to this Section 11, such Indemnified Person shall promptly notify the Company in writing of the commencement of such litigation or proceeding, but the failure so to notify the Company shall relieve the Company from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture by the Company of substantial rights and defenses, and will not in any event relieve the


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         Company from any other obligation or liability that they may have to any Indemnified Person other than under this Agreement. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify the Company in writing of the commencement of such litigation or proceeding, the Company shall be entitled to participate in such litigation or proceeding, and, after written notice from the Company to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of the Company to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, the Company shall not be required to bear the fees, costs and expenses of more than one such counsel) if (i) in the reasonable judgment of such Indemnified Person the use of counsel chosen by the Company to represent such Indemnified Person would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have been advised by its counsel that representation of such Indemnified Person and the Company by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case the Company shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) the Company shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) the Company shall authorize in writing such Indemnified Person to employ separate counsel at the expense of the Company. In any action or proceeding the defense of which the Company assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person's own expense. The Company and you agree to notify the other promptly of the assertion of any claim against it, any of its officers or directors or any entity or person who controls it within the meaning of Section 20(a) of the Exchange Act in connection with the Offer. The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to such litigation or proceeding.

                  d) The Company also agrees to reimburse each Indemnified Person for all expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to any action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 11 or enforcing this Agreement, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

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                  e) The Company agrees that it will not, without your prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not you, any other Indemnified Person or the Company is an actual or potential party), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding.

         12. Conditions to Obligations of the Dealer Manager. Your obligations hereunder shall at all times be subject to the conditions that (a) all representations, warranties and other statements of the Company contained herein are now, and at all times during the period of the Offer shall be, true and correct in all material respects and (b) the Company at all times shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

         13. Termination. This Agreement shall terminate upon the expiration, termination or withdrawal of the Offer or upon withdrawal by you as Dealer Manager pursuant to Section 4 hereof, it being understood that Sections 3, 5, 6, 11, 13 and 14 hereof shall survive any termination of this Agreement.

         14. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by cable, by telecopy, by telegram, by telex, by registered or certified mail (postage prepaid, return receipt requested) or by recognized overnight delivery service (such as Federal Express) to the applicable part at the addresses indicated below:

         a)       if to you:

                           Morgan Joseph & Co. Inc.
                           600 Fifth Avenue, 19th Floor
                           New York, New York 10020-2302
                           Telecopy No.: 212-218-3719
                           Attention: Mike Powell

                  with a copy to:

                           Jenkens & Gilchrist Parker Chapin LLP
                           405 Lexington Avenue
                           New York, New York 10174
                           Telecopy No.: 212-704-6288
                           Attention: Martin Eric Weisberg, Esq.

         b)       if to the Company:


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                           World Airways, Inc.
                           HLH Building
                           101 World Drive
                           Peachtree City, GA 30269
                           Telecopy No.: 770-632-8048
                           Attention: Cindy Swinson

                  with a copy to:

                           Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E., Suite 1600
                           Atlanta, GA 30303
                           Telecopy No.: 404-572-6999
                           Attention: Gabriel Dumitrescu, Esq.

         15. Consent to Jurisdiction: Service of Process. The Company hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum, (d) agrees not to commence any action or proceeding relating to this Agreement other than in a New York State or Federal court sitting in the City of New York and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         16. Joint and Several Obligations, Etc. The representations, warranties, covenants and agreements of the Company hereunder are joint and several. In the event that the Company makes the Offer through one or more of its affiliates, each reference in this Agreement to the Company shall be deemed to be a reference to the Company and any such affiliates, and the representations, warranties, covenants and agreements of the Company and any such affiliates hereunder shall be joint and several.

         17. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         18. Amendment. This Agreement may not be amended except in writing signed by each party to be bound thereby.

         19. Governing Law. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

         20. Waiver of Jury Trial. THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE OFFER).

         21. Counterparts; Severability. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         22. Parties in Interest. This Agreement, including rights to indemnity and contribution hereunder, shall be binding upon and inure solely to the benefit of each party hereto, the Indemnified Persons and their respective successors, heirs and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Please indicate your willingness to act as Dealer Manager and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.


                             Very truly yours,

                             WORLD AIRWAYS, INC.



                             By: /s/ Gilbert M. Duarte, Jr.
                                 ------------------------------------------
                                 Name:  Gilbert M. Duarte, Jr.
                                 Title: Chief Financial Officer


Accepted as of the
date first above written:

MORGAN JOSEPH & CO. INC.



By: /s/ R. Michael Powell
    ----------------------------------------
         Name:   R. Michael Powell
         Title:  Director

                                    Exhibit A

                Matters to be Addressed in the Opinion of Counsel


a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

b) The Company has full corporate power and authority to take and has duly taken all necessary corporate action to authorize (i) the Offer, (ii) the exchange by the Company of Existing Debentures pursuant to the Offer and (iii) the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered on behalf of each of the Company and, assuming due authorization, execution and delivery of this Agreement by Morgan Joseph, is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that the enforceability thereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity.

c) The Registration Statement (including the Prospectus contained therein) and the related Offer Materials (apart from the financial and market data and statistical information contained or incorporated by reference therein, as to which such counsel has not been requested to express an opinion) appear on their face to comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as applicable.

d) The Offer, the exchange of the Existing Debentures by the Company pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, do not and will not (i) conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws (or similar organizational documents) of the Company, or (ii) conflict with or violate in any material respect any law, rule or regulation, or any order, judgment or decree known to such counsel to be applicable to the Company or by which any property or asset of the Company or any of its subsidiaries is or may be bound.

e) The Offer, the exchange by the Company of the Existing Debentures pursuant to the Offer, and the execution, delivery and performance of this Agreement by the Company, comply in all material respects with all applicable requirements of federal, state and local law, including, without limitation, any applicable regulations of the Commission and Other Agencies, and all applicable judgments, orders or decrees, and except for filings with the Commission, the Nasdaq Stock Market and any State securities commission in connection with the Offer, the registration of the Exchange Debentures and any shareholders meeting to approve the Offer, no consent, authorization, approval, order, exemption, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance of this Agreement by the Company, the making or consummation by the Company of the Offer or the consummation of the other transactions contemplated by this Agreement, except where the failure to obtain or make such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification would not materially adversely affect the ability of the Company to execute, deliver and perform this Agreement or to commence and consummate the Offer in accordance with its terms.

f) To the best of such counsel's knowledge, no stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or threatened before the Commission or any Other Agency with respect to the making or consummation of the Offer or the consummation of the other transactions contemplated by this Agreement.

g) The Company is not, nor will it be as a result of the exchange by it of the Existing Debentures that it may become obligated to exchange pursuant to the terms of the Offer, an "investment company" under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

h) Assuming the Exchange Debentures are issued in conformity with the form of Exchange Debenture as an exhibit to the Registration Statement, the Exchange Debentures, when issued, will conform to the description under the caption "Description of Exchange Debentures," contained in the Prospectus. The description of the Common Stock of the Company set forth in the Registration Statement and the Prospectus conforms to the applicable provisions of the certificate of incorporation and the by-laws of the Company.

(i) To the best of such counsel's knowledge, there is no action, suit or governmental proceeding pending or threatened before or by any Federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is subject that if adversely determined against the Company or any of its subsidiaries, would individually or in the aggregate result in a material adverse change in the condition (financial or otherwise), sales, properties, earnings, net worth, prospects, results of operations or business of the Company and its subsidiaries, taken as a whole, or that is required to be disclosed in the Registration Statement or the Prospectus and in each case is not adequately disclosed.

         Such counsel shall also advise that no facts have come to its attention which have caused it to believe that neither the Registration Statement nor the related Offer Materials (apart from the financial and market data and statistical information contained or incorporated by reference therein, as to which such counsel expresses no opinion) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


                                      A-2